As filed with the Securities and Exchange Commission on September 30, 2003

Registration No. 333-105822

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDIX RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation or organization)

84-1123311

(I.R.S. Employer Identification Number)

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

(212) 697-2509

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darryl R. Cohen

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

(212) 697-2509

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Martin Eric Weisberg, Esq.

Jenkens & Gilchrist Parker Chapin LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 704-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)(3)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (4)

Shares of common stock, par value $.001 per share	21,449,167	$0.335	$7,185,470.95	$582.02

(1) The offering price is being estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c), the price shown is based upon the average of the high and low prices of Medix's common stock on June 2, 2003, as reported on the American Stock Exchange.

(2) Includes (i) in connection with a Securities Purchase Agreement dated April 11, 2003, (a) 1,500,000 shares issuable upon the exercise of warrants and (b) 5,170,000 shares issuable upon conversion of the 7% Convertible Debentures Series 03-1 Due October 11, 2004 in the aggregate principal amount of $400,000, including all shares issuable as principal, interest, liquidated damages or as a result of any adjustments made to the exercise price of the warrants or the conversion price of the debentures; (ii) in connection with a Securities Purchase Agreement dated May 12, 2003, (a) 300,000 shares issuable upon the exercise of warrants and (b) 2,762,500 shares issuable upon conversion of the 7% Convertible Debentures Series 03-2 Due November 12, 2004 in the aggregate principal amount of $250,000 issued pursuant to such purchase agreement, including all shares issuable as principal, interest, liquidated damages or as a result of any adjustments made to the exercise price of the warrants or the conversion price of the debentures; and (iii) in connection with a Securities Purchase Agreement dated June 12, 2004, (a) 666,667 shares issuable upon the exercise of warrants and (b) 11,050,000 shares issuable upon conversion of the 7% Convertible Debentures Series 03-3 Due June 12, 2004 in the aggregate principal amount of $250,000 issued pursuant to such purchase agreement, including all shares issuable as principal, interest, liquidated damages or as a result of any adjustments made to the exercise price of the warrants or the conversion price of the debentures.

(3) Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. No additional shares may be included in this registration as a result of adjustments to the respective conversion prices of the Series 03-1, 03-2 and 03-3 Debentures or the respective exercise prices of the April, May and June Warrants.

(4) This filing fee has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Subject to completion, dated _________, 2003.

PROSPECTUS

MEDIX RESOURCES, INC.

21,449,167 Shares of Common Stock

        This prospectus relates to the sale by the selling shareholders identified in this prospectus of up to an aggregate of 21,449,167 shares of our common stock, including:

* 5,170,000 shares issuable upon conversion of our Series 03-1 7% Convertible Debentures with an initial conversion price of     $0.15 per share;

* 1,500,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.01 per share.

* 2,762,500 shares issuable upon conversion of our Series 03-2 7% Convertible Debentures with an initial conversion price of $0.15 per share;

* 300,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.16 per share per share.

* 11,050,000 shares issuable upon conversion of our Series 03-3 7% Convertible Debentures with an initial conversion price of $0.18 and;

* 666,667 shares issuable upon the exercise of warrants with an initial exercise price of $0.25 per share.

        The conversion prices of the debentures and the exercises prices of the warrants are subject to adjustment under certain circumstances. Please see the sections of this prospectus titled "Description of the Transaction", "Plan of Distribution" and "Description of Our Securities" for more information about the terms and conditions of our debentures and warrants.

        We will not receive any of the proceeds from the sale of these shares by the selling shareholders. However, we will receive the proceeds from the exercise of warrants to purchase some of the shares to be sold hereunder. See "Use of Proceeds".

        We have agreed to pay the expenses in connection with the registration of these shares.

        Our common stock is traded on the American Stock Exchange under the symbol "MXR." On September 26, 2003, the closing price of our common stock was reported as $0.41.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus for certain risks that should be considered by prospective purchasers of the securities offered hereby.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2003

        The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling shareholders or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

FORWARD-LOOKING STATEMENTS

RECENT DEVELOPMENTS

USE OF PROCEEDS

DESCRIPTION OF THE TRANSACTION

SELLING SHAREHOLDERS

DESCRIPTION OF SECURITIES

PLAN OF DISTRIBUTION

INDEMNIFICATION OF OFFICERS AND DIRECTORS

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

LEGAL MATTERS

EXPERTS

PROSPECTUS SUMMARY

        The following summary highlights aspects of the offering and the information incorporated by reference in this prospectus. This prospectus does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "Medix", refer to Medix Resources, Inc. and its subsidiaries and not to the selling securityholders. All industry statistics incorporated by reference in this prospectus were obtained from data prepared or provided by recognized industry sources.

Medix Resources, Inc.

        Medix, through its wholly-owned HealthRamp subsidiary, provides Internet- based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies.

        We have no revenues from current operations and are funding the development and deployment of our products through the sales of our securities. See "The Company" and "Risk Factors".

        Because of our continuing losses, and the lack of certain sources of capital to fund our development of connectivity products, our independent accountants included a "going concern" uncertainty in their audit report on our audited financial statements for the year ended December 31, 2002. The "going concern" uncertainty signifies that significant questions exist about our ability to continue in business. See "Risk Factors".

        Our principal executive office is located at 420 Lexington Avenue, Suite 1830, New York, New York 10170, and our telephone number is (212) 697-2509.

The Offering

Common stock offered by selling security holders	21,449,167
Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering
American Stock Exchange Symbol	MXR

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our continuing losses endanger our viability as a going-concern and caused our accountants to issue a "going concern" exception in their annual audit report.

        We reported net losses of $9,014,000, $10,636,000 and $5,415,000 for the years ended December 31, 2002, 2001 and 2000, respectively. At December 31, 2002, we had an accumulated deficit of $43,073,000 and a net working capital deficit of $252,000. Our products are in the development and early deployment stage and have not generated any revenue to date. We are funding our operations through the sale of our securities. Our independent accountants have included a "going concern" exception in their audit reports on our audited 2002, 2001 and 2000 financial statements.

Our need for additional financing is acute and failure to obtain adequate financing could lead to the financial failure of our company.

        We expect to continue to experience losses, in the near term, until such time as the Merged Technology can be successfully deployed with physicians and produce revenue. The continuing development, marketing and deployment of the Merged Technology will depend upon our ability to obtain additional financing. The Merged Technology is in the development stage and has not generated any revenue to date. We are funding our operations now through the sale of our securities. There can be no assurance that additional investments or financings will be available to us on favorable terms or at all as needed to support the development and deployment of the Merged Technology. Failure to obtain such capital on a timely basis could result in lost business opportunities, the sale of the Merged Technology at a distressed price or the financial failure of our Company.

We have frequent cash flow problems that often cause us to be delinquent in making payments to our vendors and other creditors, which may cause damage to our business relationships and cause us to incur additional expenses in the payment of late charges and penalties.

        During 2002 and the first calendar quarter of 2003, from time to time, our lack of cash flow caused us to delay payment of our obligations as they came due in the ordinary course of our business. In some cases, we were delinquent in making payments by the legally required due dates. At our four office locations, we had 48 monthly rental payments due in the aggregate during 2002, and 12 monthly rental payments due in the aggregate during the first calendar quarter of 2003. Two of those payments were late during 2002 and two were late during the first calendar quarter of 2003. All such payments were paid within 30 days of their due date. All payments plus any required penalties were ultimately paid with respect to our 2002 obligations and our first calendar quarter of 2003 obligations. We had 26 federal withholding and other payment due dates during 2002 and seven during the first calendar quarter of 2003. Of those, three due dates in 2002 and no due dates in the first quarter of 2003 were missed. The resulting delinquencies ranged from one to ten days before the required payments were made. We paid the resulting penalties as they were billed. We had state withholding obligations in five states, Colorado, California, Georgia, New Jersey and New York. Although we were not late in making withholding payments in those five states during 2002 or during the first calendar quarter of 2003, we have been late in prior periods. Similarly, although we were not late in making deposits of our employees' 401(k) contributions during 2002 or during the first calendar quarter of 2003, we have been late in making such deposits in the past and we may in the future be delinquent from time to time in meeting our obligations as they become due.

The failure to meet the listing criteria of the American Stock Exchange may result in the delisting of our common stock.

        We may not be able to retain our listing on the American Stock Exchange. The American Stock Exchange has certain listing requirements in order for a company to continue to have its common stock traded on this exchange. Although the American Stock Exchange does not identify a specific minimum price per share that a company's stock must trade above or any other rigid standards compelling delisting, a company may risk delisting if its common stock trades at a low price per share for a substantial period of time or if it fails to meet the financial condition, result of operations, market capitalization or other financial or non-financial standards considered by the American Stock Exchange. We have not been notified of any listing concerns by the American Stock Exchange. However, should our common stock trade at a low price for a substantial period of time or should the American Stock Exchange consider our circumstances for continued listing in a negative light, we may not be able to retain our listing. Trading in our common stock after a delisting, if any, would likely be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of a delisting: (i) unless theretofore converted into common stock, the Series 03 Debenture Due October 11, 2004, the Series 03-2 Debentures Due November 12, 2004 and the Series 03-3 Debentures Due December 12, 2004 in the aggregate principal amount of $1,850,000, together with accrued interest thereon, could be declared to be immediately due and payable by the holders of such Debentures as provided in such Debentures, which might force us to seek protection in bankruptcy if funds were not then available to pay such principal and interest; (ii) our shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock; and (iii) our common stock would become substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws or as a consideration in future capital raising transactions.

While we have had operations since 1988, we are better considered a development stage company, which means our products and services have not yet proved themselves commercially viable and therefore our future is uncertain.

        Although we have had operations since 1988, because of our move away from temporary healthcare staffing, we have a relatively short operating history and limited financial data upon which you may evaluate our business and prospects, and are better considered a development stage company. In addition, our business model is likely to continue to evolve as we attempt to develop our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by development stage companies that are attempting to move into new markets and continuing to innovate with new and unproven technologies. We are still in the process of gaining experience in marketing physician connectivity products, providing support services, evaluating demand for products, financing a technology business and dealing with government regulation of health information technology products. While we are putting together a team of experienced executives, they have come from different backgrounds and may require some time to develop an efficient operating structure and corporate culture for our Company.

We rely on healthcare professionals for the quality of the information that is transmitted through our interconnectivity systems, and we may not be paid for our services by third-party payors if that quality does not meet certain standards.

        The success of our products and services in generating revenue may be subject to the quality and completeness of the data that is generated and stored by the physician or other healthcare professional and entered into our interconnectivity systems, including the failure to input appropriate or accurate information. Such failure may negatively affect our ability to generate revenue and our reputation.

Our market, healthcare services, is rapidly changing and the introduction of Internet connectivity services and products into that market has been slow, which may cause us to be unable to develop a profitable market for our services and products.

* As a developer of connectivity technology products, we will be required to anticipate and adapt to evolving industry standards and new technological developments. The market for the Merged Technology is characterized by continued and rapid technological advances in both hardware and software development, requiring ongoing expenditures for research and development, and timely introduction of new products and enhancements to existing products. The establishment of standards is largely a function of user acceptance. Therefore, such standards are subject to change. Our future success, if any, will depend in part upon our ability to enhance existing products, to respond effectively to technology changes, and to introduce new products and technologies that are functional and meet the evolving needs of our clients and users in the healthcare information systems market.

* The introduction of physician connectivity products in our market has been slow due, in part, to the large number of small practitioners who are resistant to change and the implicit costs associated with change, particularly in a period of rising pressure to reduce costs in the market. In addition, the integration of processes and procedures with several payors and management intermediaries in a market area has taken more time than anticipated. The resulting delays continue to prevent the receipt of transaction fees and cause us to continue to raise money by the sale of our securities to finance our operations.

* Our early-stage market approach concentrated product distribution efforts in a single market (Atlanta, Georgia), thereby amplifying the effect of localized market restrictions on our prospects, and delaying large-scale distribution of our products. While we intend to mitigate these local factors with a strategy to develop alternate distribution channels in multiple markets, there can be no assurance that we will be successful.

* We cannot assure you that we will successfully complete the development of the Merged Technology in a timely fashion or at all or that our current or future products will satisfy the needs of the healthcare information systems market. Further, we cannot assure you that products or technologies developed by others will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

As a provider of medical connectivity products and services, we may become liable for product liability claims that could have a materially adverse effect on our financial condition.

        Certain of our products provide applications that relate to patient medical histories and treatment plans. Any failure by our products to provide accurate, secure and timely information could result in product liability claims against us by our clients or their affiliates or patients. We are seeking product liability coverage, which may be prohibitive in cost. There can be no assurance that we will be able to obtain such coverage at an acceptable cost or that our insurance coverage would adequately cover any claim asserted against us. Such a claim could be in excess of the limits imposed by any policy we might be able to obtain. A successful claim brought against us in excess of any insurance coverage we might have could have a material adverse effect on our results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management's time and resources.

Our industry, healthcare, continually experiences rapid change and uncertainty that could result in issues for our business planning or operations that could severely impact on our ability to become profitable.

        The healthcare and medical services industry in the United States is in a period of rapid change and uncertainty. Governmental programs have been proposed, and some adopted, from time to time, to reform various aspects of the U.S. healthcare delivery system. Some of these programs contain proposals to increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our physician users and customers. Particularly, the Health Insurance Portability and Accountability Act and the regulations that are being promulgated under it are causing the healthcare industry to change its procedures and incur substantial cost in doing so. Although we expect these regulations to have the beneficial effect of spurring adoption of our software products, we cannot predict with any certainty what impact, if any, these and future healthcare reforms might have on our business.

We rely on intellectual property rights, such as copyrights and trademarks, and unprotected propriety technology in our business operations and to create value in our companies; however, protecting intellectual property frequently requires litigation and close legal monitoring and may adversely affect our ability to become profitable.

* Our wholly owned subsidiary, Cymedix Lynx Corporation, has certain intellectual property relating to its software business. These rights have been assigned by our subsidiary to us. The intellectual property legal issues for software programs, such as the Cymedix® products, are complex and currently evolving. Since patent applications are secret until patents are issued, in the United States, or published, in other countries, we cannot be sure that we are the first to file any patent application. In addition, we cannot assure you that competitors, many of which have far greater resources than we do, will not apply for and obtain patents that will interfere with our ability to develop or market the Merged Technology. Further, the laws of certain foreign countries do not provide the protection to intellectual property that is provided in the United States, and may limit our ability to market our products overseas. While we have no prospects for marketing or operations in foreign countries at this time, future opportunities for growth in foreign markets, for that reason, may be limited. We cannot give any assurance that the scope of the rights that we have been granted are broad enough to fully protect the Merged Technology from infringement.

*  Litigation or regulatory proceedings may be necessary to protect our intellectual property rights, such as the scope of our patent rights. In fact, the information technology and healthcare industries in general are characterized by substantial litigation. Such litigation and regulatory proceedings are very expensive and could be a significant drain on our resources and divert resources from product development. There is no assurance that we will have the financial resources to defend our patent rights or other intellectual property from infringement or claims of invalidity. A party has notified us that it believes our pharmacy product may infringe on patents that it holds. We have retained patent counsel who has made a preliminary investigation and determined that our product does not infringe on the identified patents. At this time no legal action has been instituted.

* We also rely upon unprotected proprietary technology and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology or that we can meaningfully protect our rights in such unpatented proprietary technology. We use our efforts to protect such information and techniques; however, we cannot assure you that such efforts will be successful. The failure to protect our intellectual property could cause us to lose substantial revenues and to fail to reach our financial potential over the long term.

Because our business is highly competitive and there are many competitors who are financially stronger than we are, we are at risk of being outperformed in staffing, marketing, product development and customer services, which could severely limit our ability to become profitable.

* eHealth Services. Competition can be expected to emerge from established healthcare information vendors and established or new Internet related vendors. The most likely competitors are companies with a focus on clinical information systems and enterprises with an Internet commerce or electronic network focus. Many of these competitors will have access to substantially greater amounts of capital resources than we have access to, for the financing of technical, manufacturing and marketing efforts. Frequently, these competitors will have affiliations with major medical product or software development companies, who may assist in the financing of such competitor's product development. We will seek to raise capital to develop the Merged Technology in a timely manner; however, so long as our operations remain under-funded, as they now are, we will be at a competitive disadvantage.

* Personnel. The success of the development, distribution and deployment of the Merged Technology is dependent to a significant degree on our key management and technical personnel. We believe that our success will also depend upon our ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages in which the Merged Technology operates. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

We have relied on the private placement exemption to raise substantial amounts of capital, and could suffer substantial losses if that exemption was determined not to have been properly relied upon.

           We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

The impact of shares of our common stock that may become available for sale in the future may result in the market price of our stock being depressed.

        As of August 10, 2003, we had 86,367,065 shares of common stock outstanding. As of that date, approximately 36,197,267 shares were issuable upon the exercise of outstanding options, warrants or other rights, and the conversion of outstanding preferred stock. Most of these shares will be immediately saleable upon exercise or conversion under Registration Statements we have filed with the SEC. The exercise prices of options, warrants or other rights to acquire common stock presently outstanding range from $.01 per share to $4.97 per share. During the respective terms of the outstanding options, warrants, preferred stock and other outstanding derivative securities, the holders are given the opportunity to profit from a rise in the market price of the common stock, and the exercise of any options, warrants or other rights may dilute the book value per share of our common stock and put downward pressure on the price of the common stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities. On May 21, 2003 our shareholders approved, at a special meeting of shareholders, an increase in the number of shares of common stock that we are authorized to issue from 125,000,000 to 400,000,000. The possibility exists that shareholders of our common stock will be greatly diluted in the future when we issue additional shares and the price of our common stock may decrease as a result.

Because of dilution to our outstanding common stock from the below market pricing features of financings that are available to us, the market price of our stock may be depressed.

        Financings that may be available to us under current market conditions frequently involve below market sales, as well as the issuance of warrants or convertible debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock. Any agreement to sell, or convert debt or equity securities into, common stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell the common stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market. The issuance of our common stock in connection with such exercise or conversion may result in substantial dilution to the common stock holdings of other holders of our common stock.

Because of market volatility in our stock price, investors may find that they have a loss position if emergency sales become necessary.

        Historically, our common stock has experienced significant price fluctuations. One or more of the following factors influence these fluctuations:

  * unfavorable announcements or press releases relating to the technology sector;

  * regulatory, legislative or other developments affecting our company or the healthcare industry generally;

  * conversion of our preferred stock and convertible debt into common stock at conversion rates based on current market prices or discounts to market prices, of our common stock and exercise of options and warrants at below current market prices;

  * sales by those financing our company through an equity line of credit or convertible securities which have been registered with the SEC and may be sold into the public market immediately upon receipt; and

  * market conditions specific to technology and internet companies, the healthcare industry and general market conditions.

        In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our common stock.

The application of the "penny stock" rules to our common stock may depress the market for our stock.

        Trading of our common stock may be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended, unless an exemption from such rules is available. Broker-dealers making a market in our common stock will be required to provide disclosure to their customers regarding the risks associated with our common stock, the suitability for the customer of an investment in our common stock, the duties of the broker-dealer to the customer and information regarding bid and asked prices for our common stock, and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in our common stock. The application of these rules may further result in fewer market makers making a market in our common stock and further restrict the liquidity of our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

        We have not had earnings, but if earnings were available, it is our general policy to retain any earnings for use in our operation. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, plans for expansion, as well as other factors that the Board of Directors deems relevant. We anticipate that our future financing agreements will prohibit the payment of common stock dividends without the prior written consent of those providers.

FORWARD-LOOKING STATEMENTS

        Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus and in the documents incorporated by reference into this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements.

RECENT DEVELOPMENTS

        On March 4, 2003, we purchased from Comdisco Ventures, Inc. substantially all of the assets formerly used by ePhysician, Inc. in its software and technology business prior to its cessation of operations in 2002. We are evaluating the newly acquired technology to determine how best to integrate our Cymedix technology with the ePhysician technology, resulting in our merged technology (the "Merged Technology"). From its formation in 1998, through its cessation of operations in November 2002, ePhysician developed and provided ePhysician Practice, a suite of software products that enables physicians to prescribe medications, access drug reference data, schedule patients, view formulary information, review critical patient information and capture charges at the point of care using a Palm OS®-based handheld device and the Internet.

On March 5, 2003, we terminated our merger agreement with PocketScript, LLC. We had entered into a non-binding letter of intent with PocketScript on October 30, 2002 and had executed a definitive merger agreement on December 19, 2002 to acquire PocketScript subject to certain conditions of closing.

USE OF PROCEEDS

        The selling securityholders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling securityholders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash, we would receive proceeds of $229,667. Any such proceeds will be used for working capital purposes.

DESCRIPTION OF THE TRANSACTION

        On April 11, 2003, we privately placed $400,000 aggregate principal amount of the Series 03 Debentures Due October 11, 2004 (the "Series 03-1 Debentures") and warrants to purchase 1,500,000 shares of common stock to Bertrand Overseas Ltd., an accredited investor, pursuant to a Securities Purchase Agreement, dated as of April 11, 2003, for an aggregate purchase price of $400,000. The initial conversion price of the Series 03-1 Debentures is $.15 per share and the exercise price of these warrants, which have cashless exercise rights and which expire on April 30, 2008, is $.01 per share.

        On May 12, 2003, we privately placed $250,000 aggregate principal amount of the Series 03-2 Debentures Due November 11, 2004 (the "Series 03-2 Debentures") to three accredited investors, Cavell Investments, Ltd., Markham Holdings Ltd., and Moshe Rudzinksi, pursuant to a Securities Purchase Agreement dated as of May 12, 2003 for an aggregate purchase price of $250,000. The initial conversion price of the Series 03-2 Debentures is $.15 per share.

        On June 12 and June 20, 2003, we privately placed $1,200,000 aggregate principal amount of the Series 03-3 Debentures Due December 12, 2004 (the "Series 03-3 Debentures") to three accredited investors, Pearl Ltd., Markham Holdings Ltd., and Brookside Financial Ltd., pursuant to a Securities Purchase Agreement, dated as of June 12, 2003 for an aggregate purchase price of $1,200,000. The initial conversion price of the Series 03-3 Debentures is $.18 per share.

        The Series 03-1, 03-2 and 03-3 Debentures (collectively, the "Debentures") each bear interest at 7% per annum, which is payable on the earlier to occur of the conversion of such Debentures or at maturity. On conversion or at maturity, we have the option of paying the accrued interest in cash or in stock valued at the conversion price in effect at that time. On maturity we can also pay the principal either in cash or in common stock valued at the conversion price in effect at that time. Our right to pay in principal or interest on each Debenture in common stock, however, is subject to the following conditions: the registration statement covering the resale of such shares of common stock must be effective at the time of the issuance and the issuance of such shares of common stock to the holder of such Debentures cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of common stock.

        The conversion price of each Debenture is subject to adjustment under certain circumstances if we sell our securities during the period commencing on the closing dates for the sales of the respective Debentures and ending on the forty-fifth (45th) day following the date on which this registration statement is declared effective. For further information regarding these conversion price adjustments, see the descriptions of the respective 7% Convertible Debentures under the heading "Description of Securities." As of the date of this prospectus, Medix has not entered into any transaction which would result in an adjustment of the conversion price of the respective debentures.

        Each Debenture holder can convert all or part of the Debenture and each warrant holder can exercise all or part of its warrants by giving notice to the Company. Each conversion or warrant exercise is subject to the following limitation: the holder may convert a Debenture or exercise a warrant up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its Debenture or exercise its warrant.

        vFinance Investments, Inc. served as placement agent for our sales of the Series 03-1, 03-2 and 03-3 7% Convertible Debentures. In connection with these transactions, vFinance and two of its managing directors, Richard Rosenblum and David Stefansky, received as part of vFinance's commission warrants exercisable for an aggregate of 966,667 shares of our common stock, at exercise prices of $0.16 per share with respect to 300,000 shares and $0.25 with respect to 666,667 shares. The $0.16 warrants expire on May 31, 2008 and the $0.25 warrants expire on June 30, 2008. All of the warrants provide for cashless exercise.

        Pursuant to the Registration Rights Agreement entered into concurrently with each Securities Purchase Agreement, we have agreed to pay each holder of a Debenture as liquidated damages if the registration statement is not declared effective by a designated date (the "Required Effective Date"), which is described in the following paragraph, or if the effectiveness of the registration statement is suspended for more than certain permitted periods (described below), an amount equal to 2% of the purchase price of such Debenture for the first 30 days (or portion thereof) of delayed effectiveness or suspension beyond the permitted periods and 3% of such purchase price for each subsequent 30 days (or portion thereof) after such initial 30-day period. The permitted suspension periods are up to two periods during any consecutive 12-month period, but each such period shall not be for more than 5 days or begin less than 10 days after the preceding suspension ended.

        The Required Effective Date referred to in the preceding paragraph varies for each series of the Debentures. For the Series 03-1 (pursuant to a written agreement subsequent to the closing date) and 03-2 Debentures, it is August 19, 2003, and for the Series 03-3 Debentures, it is September 10, 2003. If any of these liquidated damages accrue, the holder of a Debenture can elect to have it paid in shares of common stock valued at the conversion price then in effect. If the registration statement is declared effective within 150 days of the initial closing date for the relevant series of Debentures, we can make that election as well. The additional shares, if any, which might be issued to a holder of Debentures in payment of these liquidated damages are covered by the registration statement and this Prospectus.

        Reference is made to the forms of Debentures, warrants, Securities Purchase Agreements and Registration Rights Agreements that are filed as exhibits to the Registration Statement for more complete descriptions of the complex provisions that are summarized under this caption.

SELLING SHAREHOLDERS

        The following table sets forth the shares beneficially owned, as of September 26, 2003, by the selling shareholders prior to the offering contemplated by this prospectus, the number of shares each selling shareholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. Except for vFinance Investments, Inc. and its designees, the selling shareholders acquired their beneficial interests in the shares being offered hereby in private placements described on page 1 of this prospectus. Pursuant to an agreement between us and vFinance Investments, Inc., which acted as placement agent for those private placement transactions, we issued warrants to purchase common stock to vFinance Investments, Inc. and its designees in connection with two of those private placements.

        Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, each of the selling shareholders is subject to certain limitations on the conversion of their convertible debentures and the exercise of their warrants, if any. The most significant of these limitations is that such selling shareholder may not convert its debentures or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock. Also, the table below also includes the number of shares which would be issued upon conversion of a convertible debenture in payment of all accrued interest through its maturity date, which is more than 60 days from the date of this prospectus and shares which might be issuable on the occurrence of certain events, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that are not subject to purchase during the 60-day period.

Names and Addresses	Beneficial Ownership	Shares Registered	Post-Offering	%
Bertrand Overseas Ltd. (1) c/o G.S.A - Law Offices 28 Menachem Begin St. Ramat Gan, Israel	6,670,000	6,670,000 (2)	0	0
Brookside Financial Ltd. (3) 7 Menachem Begin St. Ramat Gan, Israel	4,604,167	4,604,167 (4)	0	0
Cavell Investments Ltd. (5) Gretton House, Duke Street Grand Turk, Turks & Caicos, BWI.	1,105,000	1,105,000 (6)	0	0
Markham Holdings Ltd. (7) 50 Town Range Gibraltar	1,933,750	1,933,750 (4)(6)	0	0
Pearl Ltd. (8) PO Box 65 Gretton House, Duke Street Grand Turk, Turks & Caicos, BWI	5,064,583	5,064,583 (4)	0	0
Moshe Rudzinski (9) 5 Ramat Shlomo Jerusalem, Israel	1,105,000	1,105,000(6)	0	0
vFinance Investments, Inc.(10) 3010 N. Military Trail Suite 300 Boca Raton, FL 33431	376,667	376,667(11)	0	0
Richard Rosenblum (12) 19 Horizon Drive Wayne, NJ 07470	295,000	295,000(11)	0	0
David Stefansky (12) 1070 Forest Avenue Lakewood, NJ 08701	295,000	295,000(11)	0	0

* Less than 1%

(1) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such debentures and warrants and the related shares of common stock is Neil Smollett. The selling shareholder has acknowledged that the offer and sale of the securities referred to in footnotes 4, 6 and 11 will not result in any adjustment to the conversion terms of its Debentures or to its warrants.

(2) Includes shares of common stock issuable on conversion or payment of or as interest on 7% Convertible Debentures Series 03 Due October 11, 2004, on exercise of warrants and as contemplated by terms of agreements between the selling shareholder and the Company.

(3) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the debentures  solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such debentures and the related shares of common stock is Michal Raviv.

(4) Includes shares issuable on conversion or payment of or as interest on 7% Convertible Debentures Series 03-3 Due December 12, 2004, and as contemplated by terms of agreements between the selling shareholder and the Company.

(5) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the debentures solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such debentures  and the related shares of common stock is C. B. Williams. The selling shareholder has acknowledged that the offer and sale of the securities referred to in footnotes 6 and 11 will not result in any adjustment to the conversion terms of its Debentures.

(6) Includes shares issuable on conversion or payment of or as interest on 7% Convertible Debentures Series 03-2 Due November 12, 2004, and as contemplated by terms of agreements between the selling shareholder and the Company.

(7) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the debentures solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such debentures  and the related shares of common stock is J. David Hassan. The selling shareholder has acknowledged that the offer and sale of the securities referred to in footnotes 6 and 11 will not result in any adjustment to the conversion terms of its Debentures.

(8) The selling shareholder advised us that it was not affiliated with any broker-dealer, that it purchased the debentures  solely for investment and not with a view to or for resale or distribution of such securities, and that the only natural person having voting or dispositive power over such debentures and the related shares of common stock is C.B. Williams.

(9) The selling shareholder advised us that it was not affiliated with any broker-dealer and that it purchased the debentures  solely for investment and not with a view to or for resale or distribution of such securities. The selling shareholder has acknowledged that the offer and sale of the securities referred to in footnotes 4 and 11 will not result in any adjustment to the conversion terms of its Debentures.

(10) The selling shareholder is a registered broker-dealer, which acted as placement agent for the private placements to the selling shareholders identified by footnotes 1, 3, 5, 7, 8 and 9. The selling shareholder advised us that the only natural person having voting or dispositive power over such warrants and the related shares of common stock is Leonard Sokolow.

(11) Includes shares issuable on exercise of warrants issued to the placement agent in connection with the issuance of the 7% Convertible Debentures Due November 12, 2004 and the 7% Convertible Debentures Due December 12, 2004.

(12) The selling shareholder is a Managing Director of vFinance Investments, Inc.

Relationship Between Medix and the Selling Shareholders

        None of the selling shareholders are affiliates or controlled by our affiliates. None of the selling shareholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. We have separate contractual obligations to file this registration with each of the selling shareholders.

DESCRIPTION OF SECURITIES

        Our authorized capital consists of 400,000,000 shares of common stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share. As of August 10, 2003, we had outstanding 86,367,065 shares of common stock, 1 share of 1996 Preferred Stock and 75 shares of 1999 Series C Preferred Stock. As of such date, our common stock was held of record by approximately 460 persons and beneficially owned by approximately 10,000 persons.

Common Stock

        Each share of common stock is entitled to one vote at all meetings of stockholders. Stockholders are not permitted to cumulate votes in the election of directors. Currently, the Board of Directors consists of five directors, who serve for staggered terms of three years, with at least two directors elected at every annual meeting. We also currently have two vacancies on our Board of Directors. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. In the event of our liquidation, dissolution or winding up, holders of the common stock will be entitled to receive on a pro rata basis all of our assets remaining after satisfaction of all liabilities and preferences of the outstanding preferred stock. The outstanding shares of common stock and the shares of common stock issuable upon conversion or exercise of derivative securities are or will be, as the case may be, duly and validly issued, fully paid and non-assessable.

Key Terms of the 7% Convertible Debentures and April, May and June Warrants

        We entered into Securities Purchase Agreements entered into on April 11, May 12, and June 12, 2003. Pursuant to the April Agreement, we sold $400,000 of Series 03-1 7% Convertible Debentures and warrants to purchase an aggregate of 1,500,000 shares of our common stock. Pursuant to the May Agreement, we sold $250,000 of Series 03-2 7% Convertible Debentures and issued warrants to purchase an aggregate of 300,000 shares of our common stock. Pursuant to the June Agreement, we sold $1,200,000 of Series 03-3 7% Convertible Debentures and issued warrant to purchase an aggregate of 666,667 share of our common stock. The Series 03-1 and 03-2 Debentures have initial conversion prices of $0.15 per share. The Series 03-3 Debentures have an initial conversion price of $0.18 per share. The April Warrants have an initial exercise price of $0.01 per share, the May Warrants have an initial exercise price of $0.16 per share and the June Warrants have an initial exercise price of $0.18 per share. All of the warrants provide for cashless exercise.

        Payment of Principal and Interest

        The Series 03-1, 03-2 and 03-3 Debentures each bear interest at 7% per annum, payable at our option in stock or cash upon the earlier to occur of conversion or maturity of the respective Debentures. On maturity, we can pay the principal owned under any of the Series 03-1, 03-2 and 03-3 Debentures in either stock or cash at our option. If we elect to pay either the principal or interest owed under any of the Debentures in stock, the stock will be valued at the conversion price then in effect. Our right to pay either the principal or interest owned under the respective Debentures in stock, however, is subject to the following conditions:

* the registration statement, of which this prospectus forms a part, covering the resale of such shares of common stock by the selling security holders must be effective at the time of the issuance of such shares; and

* the issuance of such shares to the holder of a Debenture cannot result in such holder being the beneficial owner of more than 4.99% of the then outstanding shares of our common stock.

        Conversion

        Each Debenture holder can convert all or part of the Debenture and each warrant holder can exercise all or part of its warrant by giving notice to the Company. Each conversion or warrant exercise is subject to the following limitation: the holder may convert a Debenture or exercise a warrant up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its Debenture or exercise its warrant.

        Permitted Offerings

        Pursuant to the April and May 2003 Purchase Agreements and the Series 03-1 and 03-2 Debentures, if we offer or sell convertible debentures and warrants prior to the forty-fifth (45th) day following the effectiveness date of the registration statement of which this prospectus forms a part, such offer or sale is required to meet the following conditions:

* the offer or sale must be made through vFinance Investments, Inc., as placement agent (unless vFinance advises us that it does not want to participate in the new offering);

* the fixed conversion price for the debentures sold in such a transaction must be 75% of the closing bid price of our common stock on the trading day immediately preceding such a transaction; provided, however, that if the conversion price of the new debentures is lower than the conversion price of the Series 03-1 or Series 03-2 Debentures, the conversion price of such Debentures would be reduced to the lower conversion price and we would be required to issue additional shares to adjust for any previously converted portion of such Series 03-1 or 03-2 Debentures and the number of shares covered by the April Warrants, if applicable, would be increased to the number of shares equal to the quotient of (x) the purchase price of the Series 03-1 Debentures, if applicable, divided by (y) the closing bid price of our common stock on the trading day immediately preceding the new transaction;

* the exercise price for the warrants issued as part of such a transaction must be 120% of the conversion price of the debentures sold in that transaction; provided, that if the exercise price of the new warrants is lower than the exercise price of the April Warrants, then the exercise price of the April Warrants shall be reduced to the exercise price of the new warrants.

        If, during the period described above, we offer or sell securities in a manner that does not comply with the foregoing terms, the Series 03-1 and/or 03-2 Debentures and the April Warrants will be adjusted as follows:

* the conversion price of the Series 03-1 and/or 03-2 Debentures, as applicable, will be reduced to the lower of 90% of the conversion price then in effect or 75% of the lower of

* the lowest fixed price of any of the securities issued in the new transaction or

* the lowest conversion price conversion price of any convertible securities sold in the new transaction;

* we would be required to issue additional shares to adjust for any previously converted portion of the Series 03-1 and/or 03-2 Debentures, as applicable, and the number of shares covered by the April Warrants, if applicable, would be increased to the number of shares equal to the quotient of (x) the purchase price of the Series 03-1 Debentures, if applicable, divided by (y) the closing bid price of our common stock on the trading day immediately preceding the new transaction; and

* if 120% of the adjusted conversion price is lower than the exercise price of the April Warrants, then the exercise price of the April Warrants shall be reduced to the exercise price of the new warrants.

        Subsequent to the closing of the April placement and the May placement, the respective holders of the Series 03-1 and 03-2 Debentures waived any of the adjustments described above with respect to any private placement of our securities made directly to third-party purchasers provided that the per share stock price, conversion price and exercise price, as applicable, of the securities sold in any such transaction is greater than $0.20 per share.

    Pursuant to the June 2003 Purchase Agreement and the Series 03-3 Debentures, if we offer or sell shares of our common stock or securities convertible or debentures and warrants prior to the forty-fifth (45th) day following the effectiveness date of the registration statement of which this prospectus forms a part, such offer or sale is required to meet the following conditions:

* the per share purchase price, conversion price or exercise price, as applicable, of the securities sold in any such transaction is greater than the higher of (x) the closing bid price of our common stock on the day immediately preceding the closing of the transaction and (y) $0.25.

        If, during the period described above, we offer or sell securities in a manner that does not comply with the foregoing terms, the Series 03-3 Debentures will be adjusted as follows:

* the conversion price of the Series 03-3 Debentures will be reduced to the lower of 90% of the conversion price then in effect or 75% of the lower of

* the lowest fixed price of any of the securities issued in the new transaction or

* the lowest conversion price conversion price of any convertible securities sold in the new transaction; and

* we would be required to issue additional shares to adjust for any previously converted portion of the Series 03-3 Debentures.

        Redemption Rights

        Under certain circumstances the holder of a 7% Debenture has the right to give us a notice requiring us to redeem all or any portion of such Debenture. Such redemption will be at a redemption price equal to V/CP x M, where "V" means the principal of plus the accrued and unpaid interest on such Debenture, "CP" means the conversion price in effect on the date of the redemption notice, and "M" means the highest closing price per share of the common stock during the period beginning on the redemption notice and ending on the redemption payment date.

        As of the date of this prospectus, we have not made any offer or sale of securities which triggered an adjustment of the respective conversion prices of the Series 03-1, 03-2 or 03-3 Debentures or the respective exercise prices of the April, May or June Warrants.

Transfer Agent and Registrar

        We have retained Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, as Transfer Agent and Registrar, for our common stock. Computershare Trust Company's telephone number is (303) 262-0600.

PLAN OF DISTRIBUTION

        The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

* privately negotiated transactions;

* short sales, but, if at all, only after the effectiveness of the Registration Statement and the approval for listing by the American Stock Exchange of the shares of common stock offered hereby;

* broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

* a combination of any such methods of sale; and

* any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        Selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling security holders.

        Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

        We advised the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Article 109 of the Colorado Business Corporation Act generally provides that we may indemnify our directors, officers, employees and agents against liabilities in any action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of Medix, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of Medix (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases that his conduct was at least not opposed to Medix's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe that his conduct was unlawful. Under Colorado Law, we may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of Medix if the director is adjudged liable to Medix, or in a proceeding in which the directors, officer employee or agent is adjudged liable for an improper personal benefit.

        Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Colorado, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Medix pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, from the American Stock Exchange and at the web site maintained by the SEC at http://www.sec.gov.

        We have filed the Registration Statement under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be found at the locations and website referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

* Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 to Amendment No. 2 to our Registration Statement on Form S-3 (Registration No. 333-105822) dated July 28, 2003

* Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

* Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

* Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

* Our Current Report on Form 8-K, dated January 13, 2003;

* Our Current Report on Form 8-K, dated January 21, 2003;

* Our Current Report on Form 8-K, dated February 3, 2003;

* Our Current Report on Form 8-K, dated February 6, 2003;

* Our Current Report on Form 8-K, dated February 10, 2003;

* Our Current Report on Form 8-K, dated March 6, 2003;

* Our Current Report on Form 8-K, dated April 14, 2003;

* Our Current Report on Form 8-K, dated June 9, 2003;

* Our Current Report on Form 8-K, dated June 10, 2003; and

* Our Definitive Proxy Statement to Shareholders, dated April 4, 2003;

        We are also incorporating by reference additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

        If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Commission or us. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

Medix Resources, Inc.

Investor Relations Department

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

(212) 697-2509

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Warshaw Burstein Cohen Schlesinger & Kuh, LLP, 555 Fifth Avenue, New York, New York.

EXPERTS

        Our consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 appearing in our 2002 Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares being registered hereby.

Securities and Exchange Commission registration fee.	$ 581.31
Printing and engraving expenses.	1,000.00
Legal fees and expenses.	15,000.00
Accounting fees and expenses	5,000.00
Transfer Agent and Trustee fees and expenses	1,000.00
Miscellaneous.	20,000.00

Total.	$42,581.31

Item 15. Indemnification of Directors and Officers.

See "INDEMNIFICATION OF OFFICERS AND DIRECTORS" in the prospectus.

Item 16. Exhibits.

Exhibit Number	Description
4.1*

Securities Purchase Agreement dated April 11, 2003 relating to the 7% Convertible Debentures Series 03 Due October 11, 2004 (including Annex I (form of Debenture), Annex IV (form of Registration Rights Agreement), Annex V (Company Disclosure Materials) and Annex VI (form of Warrant)

4.2*

Securities Purchase Agreement dated May 12, 2003 relating to the 7% Convertible Debentures Series 03-2 Due November 12, 2004 (including Annex I (form of Debenture), Annex IV (form of Registration Rights Agreement), Annex V (Company Disclosure Materials)

4.3*

Securities Purchase Agreement dated June 12, 2003 relating to the 7% Convertible Debentures Series 03-3 Due December 12, 2004 (including Annex I (form of Debenture), Annex IV (form of Registration Rights Agreement), Annex V (Company Disclosure Materials)

4.4*	Form or Warrants issued to the placement agent of the Series 03-2 Debentures or its designees
4.5*	Form or Warrants issued to the placement agent of the Series 03-3 Debentures or its designees
5.1*	Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP
23.1**	Consent of Ehrhardt Keefe Steiner & Hottman P.C.
23.2*	Consent of Warshaw Burstein Cohen Schlesinger & Kuh, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

____________________

* Previously filed with Amendment No. 1 to this Registration Statement on June 23, 2003.

** Previously filed with this Registration Statement as originally filed on June 4, 2003.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, \

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 26, 2003.

MEDIX RESOURCES, INC. By: /s/ Darryl R. Cohen_____ Darryl R. Cohen President and CEO

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Darryl R. Cohen his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Darryl L. Cohen Darryl R. Cohen	President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2003
/s/ Darryl R. Cohen, as attorney-in-fact for Arthur Goldberg	Chief Financial Officer, Executive Vice President and Secretary (Principal Financial and Accounting Officer)	September 26, 2003
/s/ Darryl R. Cohen, as attorney-in-fact for Patrick W. Jeffries	Director	September 26, 2003
/s/ Darryl R. Cohen, as attorney-in-fact for Samuel H. Havens	Director	September 26, 2003
/s/ Darryl R. Cohen, as attorney-in-fact for Joan E. Herman	Director	September 26, 2003
/s/ Darryl R. Cohen, as attorney-in-fact for Guy L. Scalzi	Director	September 26, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1*

Securities Purchase Agreement dated April 11, 2003 relating to the 7% Convertible Debentures Series 03 Due October 11, 2004 (including Annex I (form of Debenture), Annex IV (form of Registration Rights Agreement), Annex V (Company Disclosure Materials) and Annex VI (form of Warrant)

4.2*

Securities Purchase Agreement dated May 12, 2003 relating to the 7% Convertible Debentures Series 03-2 Due November 12, 2004 (including Annex I (form of Debenture), Annex IV (form of Registration Rights Agreement), Annex V (Company Disclosure Materials)

4.3*

Securities Purchase Agreement dated June 12, 2003 relating to the 7% Convertible Debentures Series 03-3 Due December 12, 2004 (including Annex I (form of Debenture), Annex IV (form of Registration Rights Agreement), Annex V (Company Disclosure Materials)

4.4*	Form or Warrants issued to the placement agent of the Series 03-2 Debentures or its designees
4.5*	Form or Warrants issued to the placement agent of the Series 03-3 Debentures or its designees
5.1*	Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP
23.1**	Consent of Ehrhardt Keefe Steiner & Hottman P.C.
23.2*	Consent of Warshaw Burstein Cohen Schlesinger & Kuh, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

________________

* Previously filed with Amendment No. to this Registration Statement on June 23, 2003.

** Previously filed with this Registration Statement as originally filed on June 4, 2003.